Exhibit 99.B(d)(16)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Standish Mellon Asset Management Company LLC

As of November 12, 2003, as amended December 12, 2013

SEI TAX EXEMPT TRUST

Pennsylvania Municipal Bond Fund

California Municipal Bond Fund

New Jersey Municipal Bond Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Standish Mellon Asset Management Company LLC

As of November 12, 2003, as amended December 12 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Standish Mellon Asset Management Company LLC

By:	By:

/s/ William T. Lawrence	/s/ Daniel A. Rabasco

Name:	Name:

William T. Lawrence	Daniel A. Rabasco

Title:	Title:

Vice President	CIO – Standish Tax-Sensitive